                                                                    Exhibit 23.5




                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The Bank & Trust of Puerto Rico:


We consent to the use of our report dated March 12, 2004, except as to note 27, which is dated May 3, 2004, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains an emphasis of a matter paragraph that states that on May 3, 2004, The Bank & Trust of Puerto Rico (the Bank) was merged with an into another bank and ceased its separate legal existence.

In addition, our report contains an explanatory paragraph that states that the Bank is currently under an Order to Cease and Desist with the Federal Insurance Corporation, which requires, among other matters, compliance with a 6% leverage capital ratio requirement. The Bank has been unable to attain such level of capital, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                                    /s/ KPMG LLP


San Juan, Puerto Rico
July 30, 2004